Comstock Acquires Woodland Pointe, Secures Full-Campus Lease with Peraton Technology innovation leader to occupy build-to-suit Herndon, Va. campus RESTON, Va. — April 10, 2026 — Comstock Holding Companies, Inc. (Nasdaq: CHCI) (“Comstock” or the "Company"), a leading asset manager, developer, and operator of mixed-use and transit-oriented properties in the Washington, D.C. region, today announced the acquisition of Woodland Pointe, a 6.77- acre office campus located at 2200 Woodland Pointe Avenue in Herndon, Virginia, and the execution of a full-campus lease with Peraton, a leading next-generation technology and national security company. Located just south of the Dulles Toll Road in Herndon, Virginia, Woodland Pointe sits at the heart of the Dulles Technology Corridor, one of the nation's most active concentrations of defense contractors, cybersecurity firms, and aerospace innovators. The campus currently includes a six-story, 185,000- square foot, Class A office tower that is LEED Gold certified and includes a 165-person conference facility, a parking garage, and vibrant green spaces. Concurrent with the acquisition, Comstock entered into multiple leases at Woodland Pointe with Peraton, a company that focuses on delivering advanced mission capability integration and transformative enterprise IT solutions to customers across space, intelligence, cyber, defense, homeland security, and health missions. The leases cover both the existing office building, which was the former North American headquarters of Volkswagen and is currently a Peraton lease location, as well as a new 100,000-square foot, build-to-suit office building that will be developed on the Woodland Point campus. Upon completion, Peraton will fully occupy both structures in the near 300,000-square foot campus to support its growing business operations. Meredith LaPier, Vice Chairman of CBRE, represented Peraton in the transaction. Tim Steffan, Chief Operating Officer of Comstock, represented the Company. The acquisition of Woodland Pointe represents the latest success from Comstock's growing Institutional Venture Platform, an initiative designed to pair the Company's operational expertise with capital resources from institutional partners. As the operating partner of a group composed of affiliated and unaffiliated institutional co-investors, Comstock will provide best-in-class property management, construction management, and development services for the property through two of its wholly owned operating subsidiaries, CHCI Commercial Management and CHCI Asset Management. “Woodland Pointe represents yet another high-quality, strategically located asset that defines what we do at Comstock,” said Mr. Steffan. “As organizations increasingly prioritize high quality environments that meet the demands of mission-critical work, we are well-positioned to meet those needs with the assets and development capabilities that few others can match. Partnering with Peraton to deliver a consolidated, purpose-built campus in the heart of the Dulles Corridor is a tremendous reflection of our ability to deliver on the ongoing flight-to-quality trend that has become pervasive in this market.” About Comstock Founded in 1985, Comstock is a leading asset manager, developer, and operator of mixed-use and transit-oriented properties in the Washington, D.C. region. With a managed portfolio comprising approximately 10 million square feet at full build-out and including stabilized and development assets strategically located at key Metro stations, Comstock is at the forefront of the urban transformation taking place in the fastest-growing segments of one of the nation’s best real estate markets. Comstock’s developments include some of the largest and most prominent mixed-use and transit-oriented projects in the mid-Atlantic region, as well as multiple large-scale public-private partnership developments. For more information, please visit Comstock.com. CONTACT: publicrelations@comstock.com Exhibit 99.1